Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600

CAPITAL SENIOR LIVING CORPORATION
REPORTS FIRST QUARTER 2004 EARNINGS

DALLAS – (BUSINESS WIRE) – May 4, 2004 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the first quarter of fiscal 2004.

Company highlights for the first quarter include:

•	Revenues of $22.6 million vs. $14.5 million for the first quarter last year

•	Net loss of $2.0 million, or a $0.09 loss per diluted share

•	Cash earnings (net income plus depreciation and amortization) of $0.9 million, or $0.04 per diluted share

•	Adjusted EBITDA (income from operations plus depreciation and amortization) of $4.1 million

•	Triad communities leased to 89% versus 75% one year ago

•	Average occupancy rate on stabilized communities of 88%

•	Operating margins (before property taxes, insurance and management fees) of 46% in independent and assisted living communities

•	All community revenue increase of 8% versus the prior year

•	Issued 5,750,000 shares of common stock at a price of $6 per share

•	Retired $17.4 million of debt, including scheduled amortization

The Company reported a first quarter 2004 loss of $2.0 million or $0.09 per diluted share, compared to income of $1.2 million or $0.06 per diluted share in the comparable period of 2003. The results for 2004 include the consolidation of 19 communities that were developed in five Triad partnerships. Most of these communities have not yet reached a break-even point.

“We are pleased to report that our business plan is on track, as evidenced by our revenue increases,” commented James A. Stroud, Chairman of the Company. “Our Triad partnerships continue to contribute to strong growth, as we anticipated. We have made steady progress toward our goals of higher occupancy rates, and the consolidation of the Triad communities has increased revenues by over 50 percent from the prior year.”

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OPERATING AND FINANCIAL RESULTS

For the first quarter of 2004, the Company reported revenues of $22.6 million, compared to revenues of $14.5 million in the first quarter of 2003, an increase of 56.2 percent. The 2004 revenues include 12 communities in Triads II through V that were acquired in the third quarter of 2003, as well as seven communities in Triad I that are consolidated in first quarter operations due to the adoption on December 31, 2003 of FASB Interpretation No. 46 “Consolidation of Variable Interest Entities.”

Adjusted EBITDA (defined as income from operations plus depreciation and amortization) for the first quarter of 2004 was $4.1 million, equal to the first quarter of 2003. Higher depreciation expense on the increased asset base was offset by reduced income from operations.

Interest expense net of interest income was nearly $3.0 million higher in the first quarter of 2004 compared to the first quarter of 2003, as the Company consolidated the debt on 19 Triad communities and ceased booking interest income on the advances to those communities during the lease-up phase.

The Company reported a net loss of $2.0 million in the first quarter of 2004, equivalent to a loss of $0.09 per diluted share. Of the $2.0 million loss, approximately $0.9 million, or $0.04 per diluted share, is attributable to the consolidation of the seven Triad I communities under FIN 46.

In addition, the Company wrote off nearly $0.3 million of unamortized loan costs in the first quarter of 2004 due to early repayment of debt.

On a comparable basis, excluding the results of Triad I from the first quarter of 2004 and the write-off of the unamortized loan costs, the loss from operations was reduced from approximately $0.08 per diluted share in the fourth quarter of 2003 to approximately $0.04 per diluted share in the first quarter of 2004.

The Company generated cash earnings (defined as net income plus depreciation and amortization) of $0.9 million in the first quarter of 2004, compared to $2.5 million in the first quarter of 2003. The difference is primarily due to higher interest expense net of interest income.

The Company had total debt of $261.7 million on March 31, 2004 at a blended average borrowing rate of 5.25 percent. Approximately $141.0 million of debt is sensitive to changes in short-term rates, with the remainder either fixed or floating with interest rate floors above current levels.

As of March 31, 2004, the Company had $28.9 million of cash, cash equivalents and restricted cash, and $153.4 million in shareholders’ equity, equivalent to nearly $6.00 per share.

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On January 29, 2004, the Company announced a public offering of 5,000,000 shares of common stock at a price of $6.00 per share. Net proceeds to the Company were approximately $27.9 million. The underwriters subsequently exercised their option to purchase an additional 750,000 shares of common stock at a price of $6.00 per share. Net proceeds to the Company from the underwriters’ exercise of the over-allotment option were approximately $4.2 million.

The Company used approximately $13.7 million of the net proceeds to retire debt with an interest rate of 9 percent, which would have matured on October 15, 2004. The Company intends to use the remainder of the net proceeds, approximately $18.4 million, to invest, directly or indirectly, in senior housing communities, for working capital and for other general corporate purposes.

“We continue to build upon the accomplishments of 2003,” commented Lawrence A. Cohen, Chief Executive Officer. “The strategic initiatives implemented last year have resulted in continued momentum in the lease-up rate of our Triad communities, providing the basis for enhanced organic growth. Occupancy rates at the Triads increased to 89 percent versus 75 percent in the first quarter of last year. Our recently completed stock offering has enabled us to retire debt while increasing liquidity. And, most importantly, the Company can now complement our organic growth opportunities with future growth through joint venture investments in, and acquisitions of, senior living communities.”

1Q04 CONFERENCE CALL INFORMATION

The Company will host a conference call with senior management to discuss the Company’s first quarter 2004 financial results. The call will be held on Wednesday, May 5, 2004 at 11:00 am Eastern Time.

The call-in number is 913-981-5509. No confirmation number is required. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 5, 2004 at 2:00 pm Eastern Time, until May 12, 2004 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 457946. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.

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ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 42 senior living communities in 20 states with an aggregate capacity of approximately 6,900 residents, including 41 senior living communities which the Company owns or in which the Company has an ownership interest, and one community it manages for a third party. In the communities operated by the company, 86 percent of residents live independently and 14 percent of residents require assistance with activities of daily living.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$22,751	$6,594
Restricted cash	6,167	7,187
Accounts receivable, net	1,288	1,295
Accounts receivable from affiliates	336	604
Federal and state income taxes receivable	2,173	994
Deferred taxes	356	385
Property tax and insurance deposits	2,262	1,855
Prepaid expenses and other	1,263	2,437

Total current assets	36,596	21,351
Property and equipment, net	377,475	380,115
Deferred taxes	6,482	6,554
Notes receivable from affiliates	5,097	4,981
Investments in limited partnerships	1,789	1,762
Assets held for sale	2,391	2,391
Other assets, net	3,747	4,179

Total assets	$433,577	$421,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,096	$2,158
Accrued expenses	6,146	6,611
Current portion of notes payable	7,986	23,488
Customer deposits	1,937	1,929

Total current liabilities	18,165	34,186
Deferred income	—	112
Deferred income from affiliates	110	102
Other long-term liabilities	7,928	6,736
Notes payable, net of current portion	253,678	255,549
Minority interest in consolidated partnership	254	281
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or Outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000
Issued and outstanding shares — 25,634 and 19,847 at March 31, 2004 and December 31, 2003, respectively	257	198
Additional paid-in capital	124,590	92,336
Retained earnings	28,595	31,833

Total shareholders’ equity	153,442	124,367

Total liabilities and shareholders’ equity	$433,577	$421,333

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(in thousands)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Revenues:
Resident and health care revenue	$22,112	$13,208
Unaffiliated management services revenue	40	295
Affiliated management services revenue	474	910
Affiliated development fees	—	68

Total revenues	22,626	14,481
Expenses:
Operating expenses	14,526	7,624
General and administrative expenses	4,036	2,716
Depreciation and amortization	2,957	1,347

Total expenses	21,519	11,687

Income from operations	1,107	2,794
Other income (expense):
Interest income	163	1,637
Interest expense	(4,084)	(2,593)
Other income	67	53

(Loss) income before income taxes and minority interest in consolidated partnership	(2,747)	1,891
Benefit (provision) for income taxes	674	(745)

(Loss) income before minority interest in consolidated partnership	(2,073)	1,146
Minority interest in consolidated partnership	27	55

Net (loss) income	$(2,046)	$1,201

Per share data:
Basic (loss) earnings per share	$(0.09)	$0.06

Diluted (loss) earnings per share	$(0.09)	$0.06

Weighted average shares outstanding — basic	23,698	19,738

Weighted average shares outstanding — diluted	24,047	19,862

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CAPITAL SENIOR LIVING CORPORATION

RECONCILIATION OF NON-GAAP ITEMS
(in thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2004	2003
Cash earnings reconciliation:
Net (loss) income	$(2,046)	$1,201
Depreciation and amortization	2,957	1,347

Cash earnings	911	2,548

Cash earnings per diluted share reconciliation:
Net (loss) income per diluted share	$(0.09)	$0.06
Depreciation and amortization per diluted share	0.13	0.07

Cash earnings per diluted share	0.04	0.13

EBITDA reconciliation:
Income from operations	$1,107	$2,794
Depreciation and amortization	2,957	1,347

EBITDA	4,064	4,141

Reconciliation of net loss excluding Triad I and unamortized loan costs:
Net loss	$(2,046)
Triad I loss	904
Unamortized loan costs	282

Adjusted net loss	(860)

Reconciliation of net loss per diluted share excluding Triad I and unamortized loan costs:
Net loss per diluted share	$(0.09)
Triad I loss per diluted share	0.04
Unamortized loan costs per diluted share	0.01

Adjusted net loss per diluted share	(0.04)

Reconciliation of shareholders’ equity per outstanding share:
Shareholders’ equity	$153,442
Common shares outstanding at March 31, 2004	25,634

Shareholders’ equity per diluted share	5.99

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